Promissory Note

$1,144,246.48 June 22 2007

FOR VALUE RECEIVED, **SIRICOMM INC.**, a Delaware corporation ("***Maker***"), hereby unconditionally promises to pay to the order of **VIASAT, INC.**, a Delaware corporation ("***Lender***"), in lawful money of the United States of America and in immediately available funds, the principal sum of ONE MILLION ONE HUNDRED FORTY-FOUR THOUSAND TWO HUNDRED FORTY-SIX DOLLARS AND FORTY-EIGHT CENTS ($1,144,246.48), together with accrued and unpaid interest thereon, each due and payable on the dates and in the manner set forth below.

1. Principal Repayment. The outstanding principal and interest under this Note shall be due and payable in accordance with Schedule 1 attached hereto with the first payment being due on July 15, 2007 and subsequent payments being due on the 15th day of each month. All principal and interest hereunder shall be due on or before June 15, 2009; provided that in the event that an Event of Default (as defined in Section 8 below) occurs, all outstanding principal and accrued interest shall become immediately due and payable in accordance with Section 9 (the "***Maturity Date***"). This Note may be prepaid in whole or in part at any time without premium or penalty.

2. Interest Rate. Maker promises to pay interest on the outstanding principal amount hereof at an interest rate equal to the lesser of nine and one-half percent (9.5%) per annum or the maximum rate permissible by law. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. Notwithstanding the foregoing, as long as any payment due under this Note remains past due (whether at the stated maturity, by acceleration or otherwise), interest under this Note shall accrue on such overdue payment at an interest rate equal to the lesser of twelve percent (12%) per annum or the maximum rate permissible by law from the date of such non-payment until such amount is paid in full.

3. Subordination, Warrants and Mandatory Prepayments.

(a) By its acceptance of this Note, Lender acknowledges and agrees that all amounts payable and obligations due hereunder are expressly subordinate to any and all amounts and obligations now or at any time payable and/or or due under any and all loans and associated documents by, between and/or among Maker; Sunflower Capital, LLC; Quest Capital Alliance I, L.L.C. and Quest Capital Alliance II, L.L.C.

(b) As consideration for accepting this Note, Maker shall issue to Lender a warrant to purchase 500,000 shares of Maker's common stock at an exercise price of $0.25 per share. The warrant may be exercised in whole or in part at any time for a period of two (2) years from the date of issuance; provided, however, in order to avoid a destabilization of Maker's stock price, Lender shall not on any day sell/trade Maker's common stock in an amount that exceeds 75% of the highest day's total sales/trades of such stock over the previous 90 days. For example, if the highest day total traded shares

in the last 90 days is 133,500 shares, ViaSat could then trade 100,125 or fewer shares on the day in question.

(c) All amounts due and payable under this Note shall be prepaid in full as a part of (i) Maker's dissolution or liquidation, (ii) the consummation by Maker of any merger, consolidation or other business combination, if the beneficial owners of the voting capital stock of Maker (*"Voting Securities"*) immediately prior to such transaction beneficially own in the aggregate Voting Securities (or voting securities in the case of a surviving entity other than Maker) representing an ownership percentage (or voting power in the case of a surviving entity other than Maker) of less than 50% immediately after giving effect to such transaction, or (iii) the acquisition by a third party of all or substantially all of Maker's capital stock, equity interests or assets In addition, all amounts due and payable under this Note shall be prepaid in full in the event Maker borrows or receives an equity infusion of an amount in excess of $10,000,000.00. Each of the events set forth in this Section 3(c) is sometimes hereinafter referred to as a *"Mandatory Prepayment Event."*

4. **Place of Payment.** All amounts payable hereunder shall be payable in immediately available funds at the office of Lender, 6155 El Camino Real, Carlsbad, CA 92009, Attention: Controller, unless another place of payment shall be specified in writing by Lender.

5. **Application of Payments.** Payment on this Note shall be applied first to costs and expenses due hereunder, then to accrued interest, and thereafter to the outstanding balance of the principal amount hereof. Payments made by subsidiaries of Maker are authorized by Lender under this Note; provided that Maker shall remain responsible for all payments and other obligations hereunder.

6. **Representations and Warranties.** Maker represents and warrants to Lender that:

(a) Maker is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

(b) Maker has full corporate power and authority to enter into this Note and to perform its obligations hereunder;

(c) the execution and delivery of this Note, and the performance by Maker of its obligations hereunder, have been duly authorized by Maker;

(d) this Note has been duly executed and delivered by Maker and is a legal, valid and binding obligation of Maker, enforceable against Maker in accordance with its terms;

(e) none of the execution, delivery or performance of this Note will violate, conflict with or result in a breach or default under any provision of Maker's charter or bylaws, any laws or regulations to which Maker is subject, or any contract, lease, license, agreement or other arrangement to which Maker is a party or is otherwise bound; and

(f) Maker has assets the fair market value of which exceed its liabilities, and Maker will not be rendered insolvent, under-capitalized or unable to pay maturing debts by the execution or performance of this Note.

7. Affirmative Covenants. Maker shall:

(a) Upon reasonable notice, at any time during regular business hours and as often as reasonably requested (but not so as to materially interfere with the business of Maker) permit the Lender or any authorized employee, agent, or representative thereof, at their own cost and expense prior to the occurrence of an Event of Default, to examine, audit and make copies and abstracts from the records and books of account of, and to visit and inspect the properties of and to discuss the affairs, finances and accounts of Maker with its president, chief executive officer, and/or chief accounting officer and, following the occurrence of an Event of Default, independent accountants. The Lender or any authorized employee, agent or representative shall observe all general and safety and security regulations while at Makers premises.

(b) promptly inform Lender of the occurrence of any Event of Default, or of any other occurrence which could reasonably be expected to cause a Material Adverse Change (as defined below); and

(c) immediately inform Lender of any Mandatory Prepayment Event.

8. Default. Each of the following events shall be an "***Event of Default***" hereunder:

(a) Maker fails to pay timely any of the principal, interest or other amounts due under this Note on the date the same become due and payable (whether at the stated maturity, by acceleration or otherwise);

(b) if Maker shall fail to perform, in the time and manner required, any of its obligations or covenants under, or shall fail to comply with any of the provisions of, this Note, which does not involve the failure to make a payment when due (be it principal, interest or otherwise) and which, as to any such failure that is capable of being cured, is not cured by Maker within ten (10) days after the occurrence of such Event of Default;

(c) Maker files any petition or commences any case or other proceeding with respect thereto for relief under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, liquidation or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors, or admits in writing its inability to pay or generally fails to pay its debts as they mature or become due, or Maker dissolves or ceases to continue to exist, or takes any corporate action in furtherance of any of the foregoing;

(d) an involuntary petition is filed or any case or other proceeding is commenced against Maker (unless such petition is dismissed or discharged within thirty (30) days) under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, liquidation or moratorium statute now or hereafter in effect, or a custodian, receiver, trustee,

liquidator, assignee for the benefit of creditors (or other similar official) is applied for or appointed for Maker or is applied for or appointed to take possession, custody or control of any property of Maker;

(e) [intentionally omitted];

(f) any representation or warranty made by Maker under this Note shall have been false or misleading in any material respect when made;

(g) a material adverse change shall have occurred in (i) the ability of Maker to perform its obligations under this Note in accordance with its terms, (ii) the ability of Lender to enforce any of its rights or remedies with respect to the obligations of Maker under this Note, or (iii) the assets, properties (whether tangible or intangible), condition (financial or otherwise), results of operations, business or prospects of Maker (each of the foregoing, a "***Material Adverse Change***"); or

(h) this Note shall cease, for any reason, to be in full force and effect in all material respects, or Maker shall so assert.

9. **Remedies.** Upon the occurrence and during the continuance of an Event of Default hereunder:

(a) all unpaid principal, accrued interest and other amounts owing hereunder shall be immediately due, payable and collectible by Lender pursuant to applicable law;

(b) any and all unpaid principal due under this Note shall thereafter bear interest at the maximum rate set forth in Section 2 hereof; and

(c) Lender may exercise any and all rights and remedies it may have under this Note or under applicable law.

All rights and remedies shall be cumulative and not exclusive. The failure of Lender to exercise all or any of its rights, remedies, powers or privileges hereunder, under any other agreement or applicable law in any instance shall not constitute a waiver thereof in that or any other instance.

10. **Expenses.** If an Event of Default shall have occurred or Maker otherwise breaches its obligations under this Note, Maker shall pay reasonable attorneys' fees to Lender together with reasonable costs and expenses of collection, including, without limitation, any attorneys' fees, costs and expenses relating to any proceedings with respect to the bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation of Maker or any party to any agreement or instrument securing this Note.

11. **Waiver.** Maker, for itself and its legal representatives, successors and assigns, hereby expressly waives demand, presentment, notice of dishonor, protest and notice of protest, and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and agrees that any extension, renewal or postponement of the time of payment or any other indulgence to, or release of any person now or hereafter obligated for the payment of this Note shall not affect Maker's liability hereunder.

12. Governing Law. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

13. Successors and Assigns. The provisions of this Note shall inure to the benefit of and be binding on any successor to Maker and shall extend to any holder hereof. Maker shall not assign its obligations under this Note without Lender's prior written consent, determined in Lender's sole discretion, and any such attempted assignment which does not comply with this sentence, shall be void and of no effect. Lender may assign, transfer, participate or endorse its rights under this Note without the consent or approval of Maker, and all such rights shall inure to Lender's successors and assigns. Upon request, Maker shall, at its own expense, execute and deliver to the assignee of this Note, a replacement note of equal and like tenor in an amount assigned to and assumed by such assignee. Lender may at any time pledge this Note to any of its secured lenders as collateral for any of Lender's obligations.

14. Entire Agreement; Amendments. This Note constitutes the entire agreement and understanding of the parties, and supersede and replace in their entirety any prior discussions, agreements, etc., all of which are merged herein and therein. None of the terms of this Note may be amended or otherwise modified except by an instrument executed by each of Maker and Lender.

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IN WITNESS WHEREOF, this Promissory Note has been duly executed as an instrument under seal as of the date first set forth above.

MAKER:

SIRICOMM, INC.

By: Mark L. Grannell

Name: Mark L. Grannell

Title: President & CEO

<u>**Schedule 1**</u>

Compound Period: Monthly
Nominal Annual Rate: 9.500 %
CASH FLOW DATA

	Event	Date	Amount	Number	Period	End Date
1	Loan	05/15/2007	1,144,246.48	1		
2	Payment	06/15/2007	Interest Only	6	Monthly	11/15/2007
3	Payment	12/15/2007	68,456.97	18	Monthly	05/15/2009

AMORTIZATION SCHEDULE -

	Date	Payment	Interest	Principal	Balance
Loan	06/15/2007				1,144,246.48
1	07/15/2007	9,058.62	9,058.62	0.00	1,144,246.48
2	08/15/2007	9,058.62	9,058.62	0.00	1,144,246.48
3	09/15/2007	9,058.62	9,058.62	0.00	1,144,246.48
4	10/15/2007	9,058.62	9,058.62	0.00	1,144,246.48
5	11/15/2007	9,058.62	9,058.62	0.00	1,144,246.48
6	12/15/2007	9,058.62	9,058.62	0.00	1,144,246.48
7	01/15/2008	68,456.97	9,058.62	59,398.35	1,084,848.13
2007 Totals		122,808.69	63,410.34	59,398.35	
8	02/15/2008	68,456.97	8,588.38	59,868.59	1,024,979.54
9	03/15/2008	68,456.97	8,114.42	60,342.55	964,636.99
10	04/15/2008	68,456.97	7,636.71	60,820.26	903,816.73
11	05/15/2008	68,456.97	7,155.22	61,301.75	842,514.98
12	06/15/2008	68,456.97	6,669.91	61,787.06	780,727.92
13	07/15/2008	68,456.97	6,180.76	62,276.21	718,451.71
14	08/15/2008	68,456.97	5,687.74	62,769.23	655,682.48
15	09/15/2008	68,456.97	5,190.82	63,266.15	592,416.33
16	10/15/2008	68,456.97	4,689.96	63,767.01	528,649.32
17	11/15/2008	68,456.97	4,185.14	64,271.83	464,377.49
18	12/15/2008	68,456.97	3,676.32	64,780.65	399,596.84
19	01/15/2009	68,456.97	3,163.47	65,293.50	334,303.34
2008 Totals		821,483.64	70,938.85	750,544.79	
20	02/15/2009	68,456.97	2,646.57	65,810.40	268,492.94
21	03/15/2009	68,456.97	2,125.57	66,331.40	202,161.54
22	04/15/2009	68,456.97	1,600.45	66,856.52	135,305.02
23	05/15/2009	68,456.97	1,071.16	67,385.81	67,919.21
24	06/15/2009	68,456.97	537.76	67,919.21	0.00
2009 Totals		342,284.85	7,981.51	334,303.34	
Grand Totals		1,286,577.18	142,330.70	1,144,246.48	